Exhibit 10.10

INDEMNITY AGREEMENT

This AGREEMENT is made effective as of the 12th day of December 2019

BETWEEN:

INMED PHARMACEUTICALS INC., a British Columbia company having a principal place of business at Suite 310 – 815 West Hastings St., Vancouver, British Columbia, V6C 1B4, Canada

(the “Company”)

AND:

[●], a Director of the Company having an address at [●]

(the “Indemnitee”)

WHEREAS, it is essential to the Company to retain and attract as Directors and Officers the most capable persons available;

AND WHEREAS, the Indemnitee has been asked to serve as a Director;

AND WHEREAS, it is the express policy of the Company to indemnify its Directors and certain of its Officers so as to provide them with the maximum possible protection permitted by law;

AND WHEREAS, the Indemnitee may not be willing to serve as a Director without adequate protection, and the Company desires the Indemnitee to serve in such capacity;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. In this Agreement, except as otherwise expressly provided:

(a)	the phrase “decided in a Proceeding” shall mean a decision by a court, arbitrator(s), administrative tribunal, regulatory authority or other entity, having the requisite legal authority to make such a decision, which decision has become final and from which no appeal or other review proceeding is permissible.

(b)	the terms “Director” and “Officer” include:

(i)	the Indemnitee's service as a director or officer of the Company;

(ii)	the Indemnitee's service as a director or officer of another corporation:

(A)	at a time when the corporation is or was an affiliate of the Company as defined in the Business Corporations Act (British Columbia), as amended from time to time, or any successor legislation; or

(B)	at the request of the Company; and

(iii)	the Indemnitee's service in a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity, at the request of the Company.

(c)	the term “Expenses” include costs, charges and expenses, including legal and other fees, and any expenses of establishing a right to indemnification under this Agreement, but does not include judgements, penalties, fines, statutory liabilities or amounts paid in settlement of a Proceeding;

(d)	the term “Indemnitee” includes his or hers or her heirs and personal or other legal representatives;

(e)	the term “Liability” includes a judgement, penalty or fine awarded or imposed in, or an amount paid in settlement of, a Proceeding, including any liability which is or may be imposed upon the Indemnitee by statute, rule or regulation; and

(f)	the term “Proceeding” includes but is not limited to, any action, suit or proceeding, whether current, threatened, pending or completed and whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature in which the Indemnitee, by reason of being or having been a Director or Officer or legal counsel to the Company:

(i)	is or may be joined as a party; or

(ii)	is or may be liable for, or in respect of, a Liability or Expenses related to such action, suit or proceeding.

2.	Indemnity of Director or Officer. Subject only to the limitations set forth in Section 3, the Company shall indemnify the Indemnitee against any Liability to which the Indemnitee is or may be liable and shall pay the Expenses actually and reasonably incurred by the Indemnitee because of any claim or claims made against him or her in a Proceeding by reason of the fact that he or she is or was a Director and/or Officer to the Company. This Agreement is to be interpreted broadly and purposively so as to provide the Indemnitee with the broadest possible entitlement to the advancement of Expenses and to indemnification, except as prohibited by law. This Agreement is intended to protect the Indemnitee to the fullest extent permitted by the Act and, in the event that the Act is amended to permit a broader scope of Indemnification, the provisions of this Agreement shall be deemed to be amended concurrently so as to provide such broader indemnification.

3.	Limitations on Indemnity. The Company shall not be obligated under this Agreement to indemnify the Indemnitee against any Liability or pay any Expenses of the Indemnitee:

(a)	if the Company is prohibited by applicable law from making such payments as finally decided in a Proceeding;

(b)	if such payments have been paid to, or on behalf of, the Indemnitee under an insurance policy, except in respect of any excess beyond the amount paid under such insurance;

(c)	for which payments the Indemnitee is indemnified by the Company otherwise than pursuant to this Agreement; or

(d)	resulting from a claim decided in a Proceeding adversely to the Indemnitee based upon or attributable to the Indemnitee gaining in fact any personal profit or advantage to which he or she or she was not legally entitled, including any profits made from the purchase or sale by the Indemnitee of securities of the Company.

4.	Advance Payment of Expenses. Expenses incurred by the Indemnitee in defending a claim against him or her in a Proceeding shall be paid by the Company as incurred and in advance of the final disposition of such Proceeding; provided, however, that Expenses of defence need not be paid as incurred and in advance where a court of competent jurisdiction has decided that the Indemnitee is not entitled to be indemnified pursuant to this Agreement or otherwise. If any payment by the Company under this Indemnity Agreement would be prohibited unless approved by a court, or if there shall be a disagreement between the Company and any Indemnitee as to whether or not an indemnification under this Indemnity Agreement would be prohibited unless approved by the court, the Company, at its own expense and in good faith, will promptly take proceedings to obtain that approval or such other appropriate determination. The Company shall indemnify the Indemnitees for the amount of all costs incurred by any or all of them in obtaining any court approval contemplated by this paragraph 4, including without limitation all legal fees and disbursements. In any judicial proceeding commenced pursuant to this paragraph 4, the Company shall have the burden of proving that Indemnitees are not entitled to advance payment of Expenses. The Indemnitee hereby agrees and undertakes to repay such amounts advanced if it shall be decided in a Proceeding that he or she is not entitled to be indemnified by the Company pursuant to this Agreement or otherwise.

5.	Enforcement. If a claim under this Agreement is not paid by the Company, or on its behalf, within thirty days after a written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the Expenses of prosecuting such claim.

6.	Settlement by the Indemnitee. The Indemnitee has the right to appoint and instruct independent counsel to act on his or her behalf with respect to a Proceeding, without the involvement of the Company or any other indemnitee, subject to the following:

(a)	the Company will be entitled to associate in the defence of the Indemnitee, if or to the extent that there is no material conflict of interest between the Indemnitee and the Company or another eligible party (including a conflict of interest as to the Indemnitee’s entitlement to the advancement of Expenses or to indemnification);

(b)	if the Company or another indemnitee is a party to the Proceeding, the Indemnitee will accept common representation in the Proceeding with the Company or such other Eligible Party, unless and to the extent there exists a material conflict of interest among them (including a conflict of interest as to the Indemnitee’s entitlement to the advancement of Expenses or to indemnification);

(c)	if the Indemnitee declines common representation in circumstances where it is authorized under subsection (b), the Indemnitee will be responsible for the Expenses of his or her representation to the extent they exceed a reasonably allocated share of the expenses that probably would have been incurred had the Indemnitee accepted common representation, and will not be entitled to the advancement of such Expenses; and

(d)	The Indemnitee may settle, as against him or herself, a Proceeding, acting reasonably and in good faith toward the Company, without the permission of the Company, provided that (i) the Indemnitee provides the Company with written notice of the terms of a proposed settlement prior to entering into such settlement, upon reasonable terms as to confidentiality, (ii) the Indemnitee will pay any compensation, payment costs or other liabilities to be under such settlement and the costs of negotiating and implementing such settlement, and will not seek indemnity from the Company in respect of such compensation, payment, costs or other liabilities and will repay any advance of Expenses previously made by the Company in respect of such Proceeding, and (iii) the settlement may not include a statement as to, or in admission of, fault, culpability or a failure to act by or on behalf of the Company or any related entity. The Indemnitee will not dispute that such a settlement is binding upon the Indemnitee and is determinative of the Indemnitee's liability to the claimant(s) in the Proceeding. Nothing in this Agreement entitles the Indemnitee to make or purport to make a settlement or any admission of liability to a third party on behalf of the Company in settling a Proceeding.

7.	Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.	Taxable Benefit. Should any payment made pursuant to this Agreement, including without limitation the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Company shall pay such amount as may be necessary to ensure that the amount received by or on behalf of the Indemnitee, after the payment of or withholding for such tax, fully reimburses the Indemnitee for the actual cost, expense or liability incurred by or on his behalf.

9.	Insolvency. It is the intention of the Parties that this Agreement and the obligations of the Company will not be affected, discharged, impaired, mitigated, or released by any bankruptcy, insolvency, receivership, reorganization or arrangement of the Company, or other similar event or proceeding, and that in such event any amount to which the Indemnitee is or may become entitled under this Agreement will be treated in the same manner as the other fees or expenses of the directors and officers of the Company.

10.	Notice. The Indemnitee, as a condition precedent to his or hers right to be indemnified under this Agreement, shall give to the Company notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement. Notice to the Company shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as the Company shall designate in writing to the Indemnitee); notice shall be deemed received if sent by prepaid mail properly addressed, the date of such notice being the date postmarked. In addition, the Indemnitee shall give the Company such information and cooperation as it may reasonably require.

11.	Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Indemnitee's right to indemnification under any provision of the Notice of Articles or Articles of the Company or under applicable corporate law.

12.	Continuation of Indemnification. The indemnification under this Agreement shall continue as to the Indemnitee even though he or she may have ceased to be a Director and/or Officer and/or legal counsel and shall enure to the benefit of the heirs and personal representatives of the Indemnitee.

13.	Coverage of Indemnification. The indemnification under this Agreement shall cover the Indemnitee's service as a Director and/or Officer prior to or after the date of the Agreement.

14.	Applicable Law. This Agreement is governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

15.	Benefit. This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

16.	Severability. If any provision of this Agreement is determined at any time by a court of competent jurisdiction to be invalid, illegal or unenforceable such provision or part thereof shall be severable from this Agreement and the remainder of this Agreement will be construed as if such invalid, illegal or unenforceable provision or part thereof had been deleted herefrom.

17.	Further Assurances. Each party agrees to take all such actions and execute all such documents within its power as may be necessary or desirable to carry out or implement and give full effect to the provisions and intent of this Agreement.

18.	Time of the Essence. Time is the essence of this Agreement and no extension of time shall constitute a waiver of this provision.

19.	Waivers. No waiver of, no consent with respect to, and no approval required under any provision of this Agreement will be effective unless in writing executed by the party against whom such waiver, consent or approval is sought to be enforced, and then any such waiver, consent or approval will be effective only in the specific instance and for the specific purpose given.

20.	Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together will constitute this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement.

INMED PHARMACEUTICALS INC.

Per:
Authorized signatory

Per:
[●]